Exhibit 99

GORMAN-RUPP REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Mansfield, Ohio – July 29, 2016 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the second quarter and six months ended June 30, 2016.

Net sales during the second quarter were $96.3 million compared to $103.9 million during the second quarter of 2015, a decrease of 7.3% or $7.6 million. Excluding sales from the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project of $2.5 million in the second quarter of 2016 and $11.7 million for the same period in 2015, net sales during the quarter increased 1.7%. Domestic sales decreased 7.7% or $5.3 million while international sales decreased 6.7% or $2.3 million compared to the same period in 2015. Of the total decrease in net sales in the second quarter, approximately $0.4 million was due to unfavorable foreign currency translation.

Sales in the second quarter of 2016 in our larger water markets decreased 12.0% or $9.2 million. Sales in the municipal market decreased $4.9 million driven by reduced PCCP project sales noted above, offset in part by increased shipments attributable to other Gulf Coast flood control projects and other wastewater applications. Sales in the fire protection market decreased $3.2 million largely due to reduced international shipments, and sales in the agriculture market decreased $2.1 million principally due to wet weather conditions in most locations domestically and lower farm income. However, sales in the construction market increased $1.6 million driven primarily by domestic sales of engine-driven pump systems and pumps for applications independent of oil and gas.

Sales increased 5.6% or $1.6 million in non-water markets during the second quarter. The net increase included increased sales of $2.6 million in the OEM market related to power generation equipment and services, as well as increased sales of fuel-handling pumps for military applications.

Net sales for the six months ended June 30, 2016 were $196.5 million compared to $203.1 million during the same period in 2015, a decrease of 3.3% or $6.6 million. Excluding sales from the PCCP project of $7.9 million in the first half of 2016 and $20.5 million in the first half of 2015, net sales for the first half increased 3.3%. Domestic sales decreased 2.1% or $2.8 million and international sales decreased 5.6% or $3.8 million. Of the total decrease in net sales in the first half of 2016, approximately $0.9 million was due to unfavorable foreign currency translation.

Sales in the first half of 2016 in our larger water markets decreased 5.7% or $8.4 million. Sales in the municipal market decreased $3.7 million driven by reduced PCCP project sales noted above, offset in part by increased shipments attributable to other Gulf Coast flood control projects and other wastewater applications. Sales decreased $1.9 million in the fire protection market due to a decline in international shipments, and sales in the agriculture market decreased $1.3 million principally due to wet weather conditions in most locations domestically and lower farm income.

Sales increased 3.1% or $1.8 million in non-water markets. The net increase was primarily due to increased sales of $3.4 million in the OEM market related to power generation equipment and services, and increased sales of $1.3 million in the petroleum market due to mid-stream transmission of refined petrochemical products. Partially offsetting these increases was a decrease of $2.9 million in the industrial market largely attributable to the downturn in oil and gas production and the related decline in the offloading of oil from barges due to excess inventory.

Gross profit was $23.2 million for the second quarter of 2016, resulting in gross margin of 24.1%, compared to gross profit of $24.1 million and gross margin of 23.2% for the same period in 2015. Operating income was $9.5 million, resulting in operating margin of 9.9% for the second quarter of 2016, compared to operating income of $9.9 million and operating margin of 9.5% for the same period in 2015. The quarter’s gross profit margin increase was due principally to sales mix changes and lower pension expense as a result of a non-cash pension settlement charge of 100 basis points in the second quarter of 2015 which has not recurred this year. The operating margin increase also was largely driven by an additional 40 basis points from the pension settlement charge in the second quarter of 2015 which has not recurred this year.

Net income was $6.6 million during the second quarters of 2016 and 2015 and earnings per share were $0.25 for both periods. The non-cash pension settlement charge reduced the second quarter of 2015 earnings per share by $0.04 per share.

Gross profit was $46.1 million for the first six months of 2016, resulting in gross margin of 23.5%, compared to gross profit of $48.1 million and gross margin of 23.7% for the same period in 2015. Operating income was $18.8 million, resulting in operating margin of 9.5% for the first six months of 2016, compared to operating income of $20.5 million and operating margin of 10.1% for the same period in 2015. The gross profit and operating income margin declines for the first half were due principally to the sales volume decreases from 2015 to 2016. The gross margin and operating margin for the first six months of 2015 were reduced by a non-cash pension settlement charge of 40 and 70 basis points, respectively, which has not recurred this year.

Net income was $12.9 million during the first six months of 2016 compared to $13.9 million for the same period in 2015 and earnings per share were $0.49 and $0.53 for the respective periods. The non-cash pension settlement charge reduced the first six months of 2015 earnings per share by $0.04 per share.

The Company’s backlog of orders was $107.7 million at June 30, 2016 compared to $144.2 million at June 30, 2015 and $117.1 million at December 31, 2015. Excluding PCCP orders in 2015 and 2016, the backlog at June 30, 2016 is down 10.1% as compared to June 30, 2015. The decrease in backlog from last year is due primarily to approximately $25.0 million of shipments related to the PCCP project in the last twelve months along with lower orders in the petroleum and agriculture markets. Incoming orders during the second quarter of 2016 remained steady as compared to the first quarter of 2016 as orders increased in the municipal and construction markets while orders decreased in the fire protection and OEM markets. Approximately $2.7 million of orders related to the PCCP project remain in the June 30, 2016 backlog total and are expected to ship by the end of the third quarter of 2016. When completed, this flood control project will be one of the largest such projects in the world.

The Company generated $33.6 million of operating cash flow during the first half of 2016 and continues to have a strong and flexible balance sheet. Cash and cash equivalents totaled $49.5 million at June 30, 2016 and working capital increased $9.8 million from December 31, 2015 to a record $155.7 million at June 30, 2016. The increase in working capital was due principally to higher cash balances partially offset by lower inventories and accounts receivable. The Company invested $1.7 million in the second quarter of 2016 primarily consisting of capital expenditures of machinery and equipment. Capital expenditures for the 2016 year are currently expected to be in the range of $7 to $10 million. The Company had no bank debt as of June 30, 2016.

Jeffrey S. Gorman, President and CEO commented, “Considering the comparative impacts of the PCCP project, we are pleased to have realized some modest sales increases in our first two quarters of 2016. However, the second half of most years is seasonally slower, and the remainder of 2016 will compare to a second half of 2015 that included substantial PCCP sales. As periods of economic and business volatility persist, the Company remains focused on operational efficiencies and will continue to manage expenses closely as we do not yet see stable sales growth occurring in the near future. Our strong balance sheet provides us with the flexibility to continue to evaluate acquisition opportunities and new product development that will help add value to our operations over the longer-term.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates, changes in foreign exchange rates, commodity pricing and capital and consumer spending and volatility in domestic oil production activity; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the remaining PCCP project, including any further revisions to the timing of shipments for the project; (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$96,265	$103,892	$196,522	$203,125
Cost of products sold	73,025	79,751	150,385	155,069

Gross profit	23,240	24,141	46,137	48,056

Selling, general and administrative expenses	13,702	14,258	27,371	27,570

Operating income	9,538	9,883	18,766	20,486

Other income - net	94	(18)	125	292

Income before income taxes	9,632	9,865	18,891	20,778
Income taxes	3,012	3,236	5,989	6,874

Net income	$6,620	$6,629	$12,902	$13,904

Earnings per share	$0.25	$0.25	$0.49	$0.53

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$49,541	$23,724
Accounts receivable - net	74,676	76,758
Inventories - net	75,551	82,818
Other current assets	2,561	6,091

Total current assets	202,329	189,391

Property, plant and equipment - net	125,375	129,887

Other assets	3,867	3,860

Goodwill and other intangible assets - net	40,413	41,063

Total assets	$371,984	$364,201

Liabilities and shareholders' equity
Accounts payable	$15,298	$14,529
Accrued liabilities and expenses	31,345	28,931

Total current liabilities	46,643	43,460

Pension benefits	4,084	9,309

Postretirement benefits	21,140	20,784

Deferred and other income taxes	3,943	3,627

Total liabilities	75,810	77,180

Shareholders' equity	296,174	287,021

Total liabilities and shareholders' equity	$371,984	$364,201

Shares outstanding	26,083,623	26,083,623